CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion of our report dated April 8, 2010, on the financial statements of Skinvisible, Inc. (“the Company”) for the period ended December 31, 2009 in the Company’s Form 10-K annual report to be filed with the United States Securities Exchange Commission.  We also consent to the application of such report to the financial information in the Form 10-K, when such financial information is read in conjunction with the financial statements referred to in our report.

Sarna & Company
Certified Public Accountants
Westlake Village, California
April 14, 2010